Exhibit 10.17

February 9, 2015

Elisa Steele

c/o Jive Software, Inc.

325 Lytton Street

Palo Alto, CA 94301

Re: Revised Employment Terms

Dear Elisa,

Jive Software, Inc. (the “Company”) is pleased to offer you the position of Chief Executive Officer on the terms and conditions set forth below, and effective as of February 9, 2015 (the “Effective Date”). Subject to your acceptance of this letter, you have been nominated to be a member of the Company’s board of directors (the “Board”), subject to any required Board or Company stockholder approvals.

Your base compensation will be $41,166.67 per month, which is equal to $500,000 annually, less payroll deductions and all required withholdings. Your base salary will continue to be paid semi-monthly in accordance with the Company’s normal payroll practices. In addition, you will be eligible for a target bonus of $375,000 per year; for an annual target cash compensation opportunity of $875,000. Your bonus will be paid according to the terms and conditions of our executive bonus plan pursuant to metrics established by the Compensation Committee of our Board (the “Compensation Committee”). Your base compensation and target cash compensation opportunity will be subject to review and adjustments by the Compensation Committee based upon the Company’s normal performance review practices.

On or following the Effective Date, and subject to Compensation Committee approval, you will be granted 500,000 options at an exercise price per share equal to the fair market value of the Company’s common stock on the grant date and 500,000 restricted stock units. The grant of the 500,000 options will vest as to 1/48th of the shares subject to the options each month beginning on the first month following the Effective Date (in all cases, on the same day of the month as the Effective Date), subject to your continued service with the Company. The grant of the 500,000 restricted stock units will vest quarterly over a 4-year period, the first vesting will occur on or around May 16, 2015, subject to your continued service with the Company. The options and restricted stock units described in this paragraph will be issued pursuant to the Company’s 2011 Equity Incentive Plan and standard forms of award agreement, copies of which will be provided to you separately.

You will continue to be eligible for the standard Company benefits, which currently includes the following: medical insurance, dental insurance, life insurance, FlexTime, 401(k), and paid holidays. The standard Company benefits offerings may, at the Company’s discretion, be changed from time to time.

In connection with your appointment to the position of Chief Executive Officer, you will be eligible to receive the enhanced the severance and change of control benefits set forth in the Amended and Restated Change of Control and Retention Agreement in the form attached as Exhibit A hereto (the “Retention Agreement”), subject to you signing and returning the Retention Agreement.

In your new role, all of your responsibilities and actions will at all times be subject to the appropriate approval of the Board, and you will be reporting directly to the Board.

You will continue to adhere to the terms and conditions of the Employee Proprietary Information and Inventions Agreement that you signed when your employment with the Company began. As a Company employee, you will continue to be expected to abide by Company rules and policies, which may be modified from time to time with notice at the Company’s discretion.

Jive Software  |  325 Lytton Ave Suite 200, Palo Alto, CA 94301

o. 1.650.319.1920  |  f. 1.650.319.0796  |  www.jivesoftware.com

You will be employed as an “at-will employee” of the Company, which means that you or the Company may terminate your employment at any time for any reason or no reason, with or without cause, and with or without advance notice. This at-will employment arrangement cannot be modified in any way except by a writing signed by you and the Chairman of the Compensation Committee.

This letter agreement, along with the Employee Proprietary Information and Inventions Agreement, the Company equity plan and agreements governing your existing Company equity awards, and the Retention Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral, including the offer letter by and between you and the Company dated December 20, 2013 and the letter agreement by and between you and the Company dated November 3, 2014.

Please sign and date this letter below.

We are grateful for your contributions to the Company thus far, and look forward to a continued productive working relationship with you going forward.

Sincerely,

/s/ Charles J. Robel
Charles J. Robel
Lead Independent Director of
Jive Software, Inc.

Accepted:

/s/ Elisa Steele
Elisa Steele

Date:	2/10/15

Exhibit A

Amended and Restated Change of Control Retention Agreement